EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

                         CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS INCREASE IN 1Q NET INCOME AND EPS

CHARLOTTE, N.C. (May 24, 2018) – The Cato Corporation (NYSE: CATO) today reported net income of $23.4 million or $.94 per diluted share for the first quarter ended May 5, 2018, compared to net income of $22.2 million or $.85 per diluted share for the first quarter ended April 29, 2017.  Net income increased 5% and earnings per diluted share increased 11% for the quarter.  Sales for the first quarter were $236.0 million, or a decrease of 1% from sales of $237.7 million for the first quarter ended April 29, 2017.   The Company’s same-store sales for the quarter decreased 1% to last year.

“We are starting to see more favorable sales trends as a result of adjustments to our merchandise strategy,” stated John Cato, Chairman, President, and Chief Executive Officer.  “We remain optimistic about our ability to build on this momentum going forward.”

Gross margin increased 1.0% to 39.7% of sales in the quarter, primarily due to higher merchandise margins and lower buying and occupancy costs.  SG&A expenses as a percent of sales increased 1.1% to 28.0% during the quarter primarily due to higher incentive compensation and insurance costs offset by lower payroll expenses.  The effective tax rate decreased to 11.9% versus the prior year at 14.7% due to ongoing tax saving initiatives and favorable tax adjustments in the quarter.  The Company ended the quarter with cash and short-term investments of $222.3 million.

As of May 5, 2018, the Company operated 1,351 stores in 33 states, compared to 1,374 stores in 33 states as of April 29, 2017.

5
8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

# # #

6
8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 5, 2018 AND APRIL 29, 2017

(Dollars in thousands, except per share data)

	Quarter Ended

	May 5,	%	April 29,	%
	2018	Sales	2017	Sales

REVENUES
Retail sales	$236,025	100.0%	$237,655	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,275	1.0%	2,086	0.9%

Total revenues	238,300	101.0%	239,741	100.9%

GROSS MARGIN (Memo)	93,738	39.7%	91,872	38.7%

COSTS AND EXPENSES, NET
Cost of goods sold	142,287	60.3%	145,783	61.3%
Selling, general and administrative	65,959	28.0%	63,780	26.8%
Depreciation	4,224	1.8%	5,060	2.1%
Interest and other income	(754)	-0.3%	(942)	-0.4%

Cost and expenses, net	211,716	89.7%	213,681	89.9%

Income Before Income Taxes	26,584	11.3%	26,060	11.0%

Income Tax Expense	3,173	1.3%	3,827	1.6%

Net Income	$23,411	9.9%	$22,233	9.4%

Basic Earnings Per Share	$0.94		$0.85

Diluted Earnings Per Share	$0.94		$0.85

7
8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 5,	February 3,
	2018	2018
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$71,481	$78,047
Short-term investments	147,133	118,836
Restricted cash	3,734	3,722
Accounts receivable - net	37,065	28,018
Merchandise inventories	107,892	121,535
Other current assets	11,550	22,322

Total Current Assets	378,855	372,480

Property and equipment – net	105,504	109,368

Noncurrent Deferred Income Taxes	12,692	12,570

Other assets	21,423	21,658

TOTAL	$518,474	$516,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$130,933	$139,081

Noncurrent Liabilities	46,295	50,642

Stockholders' Equity	341,246	326,353

TOTAL	$518,474	$516,076

8
8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510